AMENDMENT AGREEMENT

This Amendment Agreement (the "**Agreement**") is made and entered as of the 28 day of November, 2007, by and between Vuance Ltd. (formerly, Supercom Ltd.) (the "**Company**"), and [redacted] the "**Holder**").

WHEREAS, the Holder is the holder of a $2,500,000 convertible bond issued by the Company on November 16, 2006, a copy of which is attached hereto as **Exhibit A** (the "**Bond**"); and

WHEREAS, pursuant to Section 9 of the Bond, if the Company fails to meet certain EBITDA set forth in Section 9.11 thereof, the Holder may accelerate repayment of the outstanding principal amount of the Bond, whereupon same "and all accrued Interest that would have been due up to the Maturity Date will immediately become due and payable in cash"; and

WHEREAS, the Company has provided immediate notice to the Holder that it is anticipated that the Company would fail to meet the EBITDA for 2007; and

WHEREAS, following said notice, the Company and the Holder had held discussions which were successfully concluded in an agreement, pursuant to which the Holder shall not exercise its said right to accelerate due to the abovementioned expected failure, and the Bond will be amended in the manner hereinafter set forth; and

WHEREAS, the parties wish to reduce to writing the agreement that they have reached and amend the Bond accordingly;

NOW THEREFORE, the parties hereby agree as follows:

1. The preamble to this Agreement is an integral part hereof and constitutes an inseparable part of the body of the Agreement.
2. Capitalized terms used but not defined herein, directly or by reference, shall have the meaning ascribed thereto in the Bond.
3. The Holder hereby waives its right pursuant to Section 9 of the Bond to accelerate and cause the outstanding Principal Amount and all accrued Interest that would have been due up to the Maturity Date to immediately become due and payable in cash, due to the failure by the Company to meet, according to its audited financial statements, EBITDA of ($1M) for the fiscal year 2007.
4. The Company shall pay to the Holder, without derogation and in addition to any other payment payable to the Holder under the Bond, an amount of $276,712, of which 50% ($138,356) shall be paid to the Holder on September 30, 2008, and the other 50% ($138,356) shall be paid on November 17, 2009. Failure by the Company to pay to the holder the above sums on the above dates shall entitle the Holder, without derogation to any other right the Holder may have including, without limitation, the right to accelerate the Bond as provided herein, to an immediate additional compensation in the sum of $553,424.
5. Section 9 of the Bond shall be, and it hereby is, amended by deleting the words, "that would have been due up to the Maturity Date", from the 2nd and 3rd lines.

6. Section 9 of the Bond shall be, and it hereby is, amended by adding the words "or 9.13" between the words "or 9.12" and the words "herein prior to the conversion or repayment", in the 6th line.

7. Section 9.11 of the Bond shall be, and it hereby is, amended to read as follows:

"The failure by the Company to meet, according to its audited financial statements, any of the following EBITDA in any of the following fiscal periods:

2008: $0.00
2009 (1st half): $0.5M

8. A new Section 9.13 shall be, and hereby is, added after Section 9.12, which shall read as follows:

"The failure by the company to pay to the Holder, without derogation and in addition to any other payment payable to the Holder under the Bond, the amount of $276,712 in accordance with the provisions of the amendment agreement entered and executed by and between the Company and the Holder on November 28, 2007.

9. Except as herein expressly agreed, the Bond is hereby confirmed and ratified and shall remain in full force and effect according to its terms.

10. For the avoidance of doubt, the sum payable to the Holder in accordance with the provisions of section 4 hereinabove, is paid as stand-alone, external compensation for the failure of the Company to meet EBITDA levels as originally stated in the Bond, and not in substitution of any payment payable to the Holder in accordance with the provisions of the Bond.

11. Any withholding and other taxes payable with respect to any payment according to the provisions of this Agreement shall be grossed up and be payable by the Company, and all payment made hereunder shall be net of any tax

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be duly executed and delivered as of the day and year first above written.

VUANCE, LTD.

By: /s/ Eyal Tuchman
Its. CEO

By: /s/ Lior Maza
Its. CFO

[redacted]

By: /s/
Its.